Exhibit 3.1

CERTIFICATE OF AMENDMENTOF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GLOBAL CASH ACCESS HOLDINGS, INC.

The undersigned, Scott Betts, hereby certifies that:

1.	He is the President of Global Cash Access Holdings, Inc., a Delaware corporation (the “Corporation”).

2.	The last paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

Subject to Article X, each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

3.	The following Article X is added to the Amended and Restated Certificate of Incorporation of the Corporation:

ARTICLE X

COMPLIANCE WITH GAMING LAWS

A. REDEMPTION.

1. Redemption of Shares of an Unsuitable Person. At the option of the Corporation, any or all shares of any class or series of stock of the Corporation (“Shares”) owned by an Unsuitable Person may be redeemed by the Corporation for the Redemption Price out of funds lawfully available on the Redemption Date. Shares redeemable pursuant to this Section A.1. shall be redeemable at any time and from time to time pursuant to the terms hereof.

2. Partial Redemption. In the case of a redemption of only some of the shares owned by a stockholder, the Board of Directors shall select the Shares to be redeemed, by lot or in any other manner determined in good faith by the Board of Directors.

3. Redemption Notice. In the case of a redemption pursuant to Section A.1. of this ARTICLE X, the Corporation shall send a written notice to the holder of the Shares called for redemption (the “Redemption Notice”), which shall set forth: (a) the Redemption Date, (b) the number of Shares to be redeemed on the Redemption Date, (c) the Redemption Price and the manner of payment therefor, (d) the place where any certificates for such Shares shall be surrendered for payment, duly endorsed in blank or accompanied by proper instruments of transfer, and (e) any other requirements of surrender of the certificates (if any) representing the Shares to be redeemed.

4. Method of Payment of Redemption Price. The Redemption Price may be paid in cash, by promissory note, or both, as required by any Gaming Authority and, if not so required, as the Corporation elects. If any portion of the Redemption Price is to be paid pursuant to a promissory note: (a) such note will have a face amount equal to the portion of the Redemption Price for which the note is given (i.e., if the Redemption Price is $1,000, and cash of $250 is paid, the note shall have a face amount of $750), and (b) unless the Corporation agrees to different terms, the note will (i) be unsecured, (ii) have a term of five years, (iii) bear interest, compounded annually, at the prime rate of interest as published in the Wall Street Journal on the Redemption Date, provided that if the Wall Street Journal ceases to publish the prime rate, the Corporation will reasonably determine a substitute method for determining the prime rate, and (iv) have such other terms as are determined to be customary and appropriate by the board, in its sole discretion, after consultation with a nationally recognized investment bank.

B. RIGHTS OF HOLDERS OF SHARES. On and after the date of a Redemption Notice, any Unsuitable Person owning Shares called for redemption shall cease to have any voting rights with respect to such Shares and, on and after the Redemption Date specified therein, such holder shall cease to have any rights whatsoever with respect to such Shares other than the right to receive the Redemption Price, without interest, on the Redemption Date; provided, however, that if any such Shares come to be owned solely by persons other than Unsuitable Persons, such persons may exercise voting rights of such Shares, and the Corporation may determine, in its discretion, not to redeem such Shares.

C. NOTICES. All notices given by the corporation to holders of shares pursuant to this ARTICLE X, including the redemption notice, shall be in writing and shall be deemed given when delivered by personal service, overnight courier or first-class mail, postage prepaid, to the holder’s address as shown on the Corporation’s books and records.

D. NON-EXCLUSIVITY OF RIGHTS. The Corporation’s right to redeem shares pursuant to this ARTICLE X shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation or otherwise with respect to the acquisition by the Corporation of shares or any restrictions on holders thereof.

E. SEVERABILITY. In the event that any provision (or portion of a provision) of this ARTICLE X or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this ARTICLE X (including the remainder of such provision, as applicable) will continue in full force and effect.

F. DEFINITIONS. For purposes of this ARTICLE X, the following terms shall have the meanings specified below:

1. “Fair Market Value” shall equal: (a) the average closing sales price per share of the Shares to be redeemed during the thirty (30) Trading Day period immediately preceding the date of the Redemption Notice on the primary national securities exchange or national quotation system on which such Shares are listed or quoted, (b) in the event such Shares are not traded or quoted on a national securities exchange or national quotation system, the average of the means between the representative bid and asked prices as quoted by Pink OTC Markets Inc. or another generally recognized quotation reporting system during the thirty (30) Trading Day period immediately preceding the date of the Redemption Notice, or (c) if no such quotations are available, the fair market value per share of such Shares as determined in good faith by the Corporation’s Board of Directors.

2. “Gaming” shall mean the conduct of any gaming or gaming-related activities, including, without limitation, the use, manufacture, sale or distribution of gaming devices, ticket technology, ATMs, and cash access, check cashing, cash advance, wagering account funding, casino cage and casino credit equipment and services, and any related and associated equipment and services, and the provision of any type of services or equipment pursuant to a contract, agreement, relationship or otherwise with any holder or beneficiary of a Gaming License.

3. “Gaming Authority” shall mean any international, foreign, federal, state, local, tribal and other regulatory and licensing body or agency with authority over Gaming.

4. “Gaming Licenses” shall mean all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers and entitlements issued by a Gaming Authority required for, or relating to, the conduct of Gaming.

5. “ownership” (and derivatives thereof) shall mean (a) ownership of record, and (b) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934.

6. “person” shall mean an individual, partnership, corporation, limited liability company, trust or any other entity.

7. “Redemption Date” shall mean the date on which Shares shall be redeemed by the Corporation pursuant to Section A.1. of this ARTICLE X. The Redemption Date shall be not less than sixty (60) Trading Days following the date of the Redemption Notice unless a Gaming Authority requires that the Shares be redeemed as of an earlier date, in which case, the Redemption Date shall be such earlier date and the Redemption Notice shall be sent on the first day following the day the Corporation becomes apprised of such earlier Redemption Date.

8. “Redemption Price” shall mean the price per Share to be paid by the Corporation on the Redemption Date for the redemption of Shares pursuant to Section A.1. of this ARTICLE X and shall be equal to the Fair Market Value of a Share, unless otherwise required by any Gaming Authority.

9. “Trading Day” means a day on which the Shares (a) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business on such day, and (b) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Shares.

10. “Unsuitable Person” shall mean any person whose ownership of Shares or whose failure to make application to seek licensure from or otherwise comply with the requirements of a Gaming Authority will result in the Corporation losing a Gaming License, or the Corporation being unable to reinstate prior a Gaming License, or the Corporation being unable to obtain a new Gaming License, as determined by the Corporation’s Board of Directors, in its sole discretion, after consultation with counsel.

4.
This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Amended and Restated Certificate of Incorporation on April 30, 2009.

/s/ Scott Betts
Scott Betts, President